EXHIBIT 11.a.




                      SUNBEAM CORPORATION AND SUBSIDIARIES
                            CALCULATIONS OF EARNINGS
                            PER SHARE OF COMMON STOCK
                    (In thousands, except per share amounts)


                                                      THREE MONTHS ENDED
                                                 -----------------------------
                                                 MARCH 31,        MARCH 30,
                                                   1996              1997
                                                 ---------        ---------
Net earnings applicable to common
 shareholders...........................         $ 17,361          $  6,848
                                                 ========          ========
Weighted average number of common
 shares outstanding.....................           81,982            84,278

Add:
 Common shares issuable for exercise of
 warrants and options, net of shares
 assumed to have been acquired with
 proceeds therefrom.....................              548             2,700
                                                 --------          --------
Number of shares applicable to
 earnings per share calculation.........           82,530            86,978
                                                 ========          ========

Earnings per share of common
 stock .................................         $    .21          $    .08